     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 12, 1997

                                                    REGISTRATION NO. 333-******

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ---------------------

                           COMPUTER INTEGRATION CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                            65-0506623
    (STATE OR OTHER JURISDICTION OF             (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)           IDENTIFICATION NUMBER)


                              165 UNIVERSITY AVENUE
                          WESTWOOD, MASSACHUSETTS 02090
                                 (617) 320-8300
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             ---------------------

                               SAMUEL C. McELHANEY
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           COMPUTER INTEGRATION CORP.
                        2425 CROWN POINT EXECUTIVE DRIVE
                         CHARLOTTE, NORTH CAROLINA 28227
                                 (704) 847-7800
  (NAME, ADDRESS INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                              OF AGENT FOR SERVICE)

                                   COPIES TO:
                              DONN A. BELOFF, ESQ.
                              HOLLAND & KNIGHT LLP
                            1 EAST BROWARD BOULEVARD
                            FORT LAUDERDALE, FL 33301
                                 (954) 468-7823
                          TELECOPIER NO. (954) 463-2030

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement and from time to time thereafter.

     If the only securities being registered on this form are offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                                  CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                                                           Proposed             Proposed
                                                       Amount              Maximum              Maximum             Amount of
              Title of Each Class                       to be         Offering Price Per       Aggregate           Registration
        of Securities to be Registered               Registered              Unit          Offering Price (2)          Fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value                         7,250,000             $1.50             $10,875,000             $3,295.45
====================================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee on the basis of the average of the high and low sale prices for the Common Stock of the Registrant on August 7, 1997, as reported by the National Association of Securities Dealers Automated Quotation System.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                   SUBJECT TO COMPLETION DATED AUGUST 12, 1997
PROSPECTUS

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                                7,250,000 SHARES

                           COMPUTER INTEGRATION CORP.

                                  COMMON STOCK

         This Prospectus relates to the public offering and sale by certain selling stockholders (collectively, the "Selling Stockholders"), of an aggregate of 7,250,000 Shares (the "Shares") of the common stock, $.001 par value per share (the "Common Stock"), of Computer Integration Corp. (the "Company") including 300,000 shares issuable upon the exercise of 300,000 warrants (the "Warrants"). Except for the proceeds from the exercise of the Warrants, the Company will not receive any of the proceeds of sales of Common Stock offered hereby. See "Use of Proceeds."

         The Common Stock is traded in the over-the-counter market, and price quotations therefor are reported on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") under the symbol "CICC." The last reported sale price of the Common Stock on August 8, 1997 was $1.625 per share.

         THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS." THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         It is anticipated that the Shares may be offered for sale by one or more of the Selling Stockholders, in their discretion, on a delayed or continuous basis from time to time in transactions in the open market at prices prevailing at the time of sale on the Nasdaq SmallCap Market or in negotiated transactions pursuant to a separate prospectus. Such transactions may be effected directly by the Selling Stockholders, each acting as principal for his own account. Alternatively, such transactions may be effected through brokers, dealers or other agents designated from time to time by the Selling Stockholders, and such brokers, dealers or other agents may receive compensation in the form of customary brokerage commissions or concessions from the Selling Stockholders or the purchasers of the Shares. The Selling Stockholders, brokers who execute orders on their behalf, and other persons who participate in the offering of the Shares on their behalf may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and a portion of the proceeds of sales and commissions or concessions therefore may be deemed underwriting compensation for purposes of the Securities Act (see "Plan of Distribution"). The aggregate proceeds to the Selling Stockholders from the sale of the Shares will be the purchase price of the Shares sold less all applicable commissions and underwriters discounts, if any, and other expenses of issuance and distribution not borne by the Company. By agreement, the Company will pay fees and expenses related to the offering of the Shares by the Selling Stockholders, other than underwriting discounts, broker commissions and applicable transfer taxes, if any, and certain counsel fees (see "Plan of Distribution").






                 THE DATE OF THIS PROSPECTUS IS ________, 1997.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Copies of such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: Seven World Trade Center, 13th Floor, New York, NY 10048 and Citicorp Center, 500 West Madison Street (Suite
1400), Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Worldwide Web site at http://www.sec.gov which contains reports, proxy statements and other information regarding registrants, such as the Company, that file electronically with the Commission. The Common Stock of the Company is quoted on the Nasdaq SmallCap Market. Reports, proxy statements and other information concerning the Company may be inspected at the offices of Nasdaq Operations at 1735 K Street, N.W., Washington, D.C. 20006.

         This Prospectus constitutes a part of a Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto, as certain items are omitted in accordance with the rules and regulations of the Commission. For further information concerning the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and the exhibits and schedules filed therewith, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of which may be obtained from the Commission at prescribed rates. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such documents filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                      INFORMATION INCORPORATED BY REFERENCE

         The following documents of the Company which have been filed with the Commission are hereby incorporated by reference in this Prospectus: (a) the Annual Report of Computer Integration Corp. on Form 10-K for the fiscal year ended June 30, 1996; (b) the Quarterly Reports of Computer Integration Corp. on Form 10-Q for the fiscal quarters ended September 30, 1996, December 31, 1996 and March 31, 1997; (c) the Report on Form 8-K of Computer Integration Corp. filed with the Commission on August 5, 1997; (d) the Report on Form 8-K of Computer Integration Corp. filed with the Commission on July 11, 1995 as amended on September 11, 1995; and (e) the description of the Common Stock contained in the Company's Registration Statement on Form 8-A as filed with the Commission on January 13, 1993.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the respective dates of filing such documents. Any statement or information contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to any person to whom a Prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits and schedules to such documents). Requests should be directed to: Computer Integration Corp., 165 University Avenue, Westwood, Massachusetts 02090,
Attention: Investor Relations, telephone number (617) 320-8300.

                               PROSPECTUS SUMMARY

THE COMPANY

         The Company is one of the largest volume resellers in the United States of microcomputers, workstations and related products to large and medium-sized corporations, federal, state and local governmental entities and colleges and universities. The Company distributes a broad range of microcomputer-related products from major hardware manufacturers and software developers such as Hewlett-Packard Company ("HP"), Compaq Computer Corporation ("Compaq"), Sun Microsystems Computer Corporation ("Sun"), Toshiba America Information Systems, Inc. ("Toshiba"), International Business Machines ("IBM"), Lexmark International ("Lexmark"), Epson America, Inc. ("Epson"), NEC Technologies, Inc. ("NEC"), 3COM, Inc. ("3COM"), Novell, Inc. ("Novell") and Microsoft Corporation ("Microsoft"). The Company is one of the largest resellers of computer products manufactured by HP in the United States, and during the year ended June 30, 1996 ("Fiscal 1996") and the nine months ended March 31, 1997 (the "1997 Period"), sales of HP products accounted for approximately 65% and 70% of the Company's net sales, respectively.

         The Company has experienced rapid growth. On March 30, 1993, the Company acquired Copley Systems Corporation ("Copley") of Westwood, Massachusetts. Effective July 1, 1994, the Company acquired Dataprint, Inc. ("Dataprint") of Charlotte, North Carolina, and effective July 1, 1995, the Company acquired substantially all of the assets of Cedar Computer Center, Inc. ("Cedar") of Des Moines, Iowa (the "Cedar Acquisition"). At the time of their acquisitions, Copley and Dataprint were two of the largest dealers of HP computer products in the northeastern and southeastern United States, respectively. Cedar was one of the largest dealers of HP computer products in the midwestern and western United States. Net sales of the Company have increased from $103.9 million for the fiscal year ended June 30, 1993 to $450.0 million in Fiscal 1996.

         The microcomputer industry has grown dramatically over the past several years as a result of equipment price reductions, significant improvements in hardware performance and software applications, increased use of microcomputers by governments and businesses and increased product familiarity by end users. The microcomputer distribution industry has experienced related growth in the use of wholesale distribution channels by manufacturers for the distribution of their products. The Company has distinguished itself from its competitors by focusing primarily on the direct delivery of personal computer ("PC") hardware, peripherals and software from selected manufacturers to a broad range of customers through a low-cost, efficient method of distribution. The Company configures Pcs and printers with memory, operating systems and software at its two distribution centers. Management believes that the Company's focus on a limited number of manufacturers, its expertise with their product lines, commitment to servicing of its customers and efficient distribution and delivery of products provide the Company a competitive advantage and enable it to operate with relatively low operating costs.

         The Company's operating strategy is to (i) increase its market share of products of selected manufacturers such as HP, Compaq, IBM and Sun, (ii) increase customer loyalty through the offering of a full array of services and excellent product delivery, (iii) grow its nationwide sales and distribution network, (iv) expand its systems integration and support services, and (v) strengthen its professional, and solution services. The Company may acquire other companies whose products and services complement the Company's existing products and services, including both resellers and providers of systems integration and other support services.

         The Company has approximately 13,000 active customers.

         The Company's principal executive offices are located at 165 University Avenue, Westwood, Massachusetts, 02090, and its telephone number is (617) 320-8300.

                                  RISK FACTORS

         INVESTMENT IN THE SHARES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS AND INCORPORATED HEREIN BY REFERENCE, PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS BEFORE PURCHASING ANY SHARES OFFERED HEREBY.

         THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 PROVIDES A "SAFE HARBOR" FOR FORWARD-LOOKING STATEMENTS. CERTAIN STATEMENTS INCLUDED IN THIS PROSPECTUS ARE FORWARD-LOOKING, SUCH AS STATEMENTS REGARDING THE COMPANY'S GROWTH STRATEGY AND ANTICIPATED RESULTS FOR THE YEAR ENDED JUNE 30, 1997. SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON THE COMPANY'S CURRENT EXPECTATIONS AND ARE SUBJECT TO A NUMBER OF RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS IN THE FUTURE TO DIFFER SIGNIFICANTLY FROM RESULTS EXPRESSED OR IMPLIED IN ANY FORWARD-LOOKING STATEMENTS MADE BY, OR ON BEHALF OF, THE COMPANY. THESE RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, UNCERTAINTIES RELATING TO THE COMPANY'S RELATIONSHIPS WITH KEY CUSTOMERS AND IMPLEMENTATION OF THE COMPANY'S GROWTH STRATEGY. THESE AND OTHER RISKS ARE DETAILED BELOW AS WELL AS IN OTHER DOCUMENTS FILED BY THE COMPANY WITH THE COMMISSION.

DEPENDENCE ON KEY SUPPLIERS

         Products from HP accounted for 70% and 60%, respectively, of the Company's net sales for the 1997 Period and Fiscal 1996. The Company purchases its other products from a number of distributors. For the 1997 Period, products from one distributor accounted for 13% of the Company's sales (the "Primary Distributor"). The Company's business is dependent upon terms provided by its major vendors, including pricing and related provisions, product availability, credit terms and cooperative advertising and marketing allowances. The Company operates under authorized dealer agreements with its suppliers, which agreements are typically non-exclusive, short-term in duration, subject to periodic renewal, and may be terminated by either party without cause on short notice. The Company's current reseller's agreement with HP has a one-year term expiring on February 28, 1998. The agreement allows either party to terminate the agreement without cause upon 30 days written notice, or with cause upon 15 days written notice. The Company's current agreement with its Primary Distributor has a one-year term expiring April 4, 1998. The agreement allows either party to terminate with or without cause on 30 days' notice.

         The Company's total purchases of products from HP have qualified the Company for HP's maximum reseller's volume discount (presently known as the "Level II Discount") since August 1, 1994. As of the date of this Prospectus, the Level II Discount is available to resellers who have attained gross purchases of HP products of at least $135.0 million during a contract year. Qualification for the Level II discount enables the Company to decrease its cost of HP products by an incremental 2.0%. There can be no assurance that HP will not, in the future, increase the sales level necessary to qualify for the Level II Discount or create other more favorable discount categories for which the Company may not qualify. The Company's total purchases of HP products for the contract year ending February 28, 1998 are expected to substantially exceed $135.0 million.

         Although the Company considers its relations with HP and its Primary Distributor to be excellent, there can be no assurance that such relationships will continue as presently in effect. The deterioration of the Company's relationship with HP or the Primary Distributor, or the termination or cancellation of the Company's agreements with HP or the Primary Distributor, would have a material adverse effect on the Company's business, operations, financial condition and prospects.

MANAGING RAPID GROWTH; NO ASSURANCE OF ADDITIONAL FINANCING

         Since its inception, the Company's cash flow from operations has been insufficient to finance the Company's operations and rapid growth. The Company has relied upon the private sale of equity securities, borrowings under its revolving credit facility, and, during certain periods, cash flow from operations, to finance working capital requirements. During Fiscal 1996 and Fiscal 1995, the Company used $4.9 million and $2.1 million, respectively, in operating activities. The Company believes that cash flow from operations and borrowings under its revolving credit facility will provide sufficient cash to fund the Company's operations and current obligations for the next 12 months. See "--High Level of Indebtedness; Ability to Service Indebtedness", and "--Restrictions Contained in Loan Agreements". As part of its growth strategy, the Company may acquire other companies whose product lines, markets or services would complement the Company's existing products, markets or services, create new marketing programs, hire additional personnel and increase sales to business customers. Should the Company expand its operations or make acquisitions that would require funds in addition to its existing liquid assets and cash flows, it may have to seek additional debt or equity financing. There can be no assurance that the Company could obtain such financing or that such financing would be available on terms acceptable to the Company.

         Although the Company continuously reviews potential acquisition targets, it has not entered into any agreement, understanding or commitment with respect to any additional acquisitions at this time. Furthermore, there can be no assurance that the Company will complete any acquisitions, obtain sufficient funds to finance any acquisitions or that it will be able to successfully integrate any acquired business into its existing operations and expand such operations.

HIGH LEVEL OF INDEBTEDNESS; ABILITY TO SERVICE INDEBTEDNESS

         The Company is highly leveraged. At March 31, 1997, the Company had $38.2 million of total debt. On July 24, 1997, the Company repaid $7.4 million of such debt from the proceeds obtained from a private placement of Common Stock. The Company may incur additional indebtedness from time-to-time to finance additional acquisitions, capital expenditures or for other corporate purposes. Interest expense for the 1997 Period, Fiscal 1996 and Fiscal 1995 was $3.6 million, $4.8 million and $2.6 million, respectively.

         The level of the Company's indebtedness could have important consequences to stockholders, including that a substantial part of the Company's cash flow from operations must be dedicated to debt service and will not be available for other purposes; that the Company's ability to obtain financing in the future, if needed, may be limited; that the Company's leveraged position and the covenants contained in the Company's Credit Facility, as defined below, or any replacements thereof, could limit its ability to expand and make capital improvements and acquisitions, and that the Company's level of indebtedness could make it more vulnerable to economic downturns, limit its ability to withstand competitive pressures and limit its flexibility in reacting to changes in its industry and economic conditions generally. The Credit Facility is secured by all of the assets of the Company, and, should the Company default in its obligations to its lender, the Company's assets could be used by the lender to satisfy the Company's obligations pursuant to that facility. In addition, the covenants made by the Company to its lender as conditions to obtaining the Credit Facility may effect the Company's operations. Most of the Company's competitors currently operate on a less leveraged basis and may have significantly greater operating and financing flexibility than the Company.

RECENT LOSSES; ACCUMULATED DEFICIT; POTENTIAL NEED FOR ADDITIONAL FINANCING

         The Company experienced losses in each of Fiscal 1996 and the 1997 Period. For Fiscal 1996, the Company had a net loss of $403,209, for the 1997 Period had a net loss of $4.1 million and expects to have a net loss for the fiscal year ended June 30, 1997 ("Fiscal 1997"). At March 31, 1997, the Company had an accumulated deficit of $3.4 million and expects to have an accumulated deficit as of June 30, 1997. There can be no assurance that the Company will be able to achieve or maintain profitability on a quarterly or annual basis or that it will be able to achieve revenue growth. If the Company requires additional funds, there can be no assurance that additional financing can be obtained on acceptable terms, if at all. The inability to obtain such financing, if necessary, could have a material adverse effect on the Company. If additional funds are raised by issuing equity securities, such as the sale of 6,950,000 shares of Common Stock in a private placement in July 1997, dilution to existing shareholders would result.

GUARANTEE OF SHARE PRICE OF CERTAIN SHARES OF COMMON STOCK

         A stockholder of the Company, the Current Exchange, Inc., has a contractual right (the "Price Guarantee") pursuant to which it can require the Company to pay to such stockholder, with respect to 515,000 shares of Common Stock, the difference between $10.00 per share and the closing market price for the Common Stock on July 2, 1998. The closing market price for the Common Stock on August 8, 1997 was $1.625. Should the Company be called upon to satisfy the Price Guarantee, and should such obligation require funds in excess of its then existing liquid assets or cash flows, the Company will have to seek additional debt or equity financing. There can be no assurance that the Company could obtain such financing or that such financing would be available on terms acceptable to the Company.

RESTRICTIONS CONTAINED IN LOAN AGREEMENTS

         Effective June 30, 1996, the Company amended its financing agreement (the "Credit Facility") with its primary lender, Congress Financial Corporation ("Congress"), to increase the maximum available credit from $70 million to $77 million and to modify certain financial covenants. The Credit Facility's financial covenants were amended again in

May 1997. The Credit Facility is collateralized by the Company's accounts receivable and inventory and requires that the Company maintain, at all times, certain net worth and working capital ratios and restricts the payment of dividends by the Company. These financial ratios and restrictions may affect the flexibility of the Company to pursue further acquisitions and incur further indebtedness. In addition, the failure to comply with the terms and conditions of the Credit Facility, including those described herein, could result in a default and permit Congress to accelerate the maturity of the indebtedness and to foreclose on the assets pledged as collateral.

MARKETS FOR PRODUCTS AND SERVICES

         The Company's sales efforts are focused primarily on a defined market segment, consisting of large and medium-sized corporations, federal, state and local governments ("government") and colleges and universities ("education") throughout the United States. The Company's future financial performance will depend upon continued demand for the computer products which it distributes and related technical services which it provides within such markets, as well as general economic conditions. In recent years, fiscal pressures have severely affected the budgets of many of these organizations and in many instances imposed mandatory spending restraints. The Company's revenues and operating income could be adversely affected by a general slowdown or other adverse economic conditions affecting any of its customers or any additional fiscal limitations which may lead to a decline in public sector purchasing.

INDUSTRY CONDITIONS

         Resellers in the microcomputer industry, including the Company, face a number of potentially adverse business conditions, including declining gross profit margins. Although increased price competition among hardware manufacturers has generally reduced the cost of products purchased by resellers, gross profit margins for many resellers have declined since the costs of products for resellers has not declined proportionately with decreases in prices to the ultimate consumer.

         For the 1997 Period, Fiscal 1996 and Fiscal 1995, the Company's gross profit margin was 10.1%, 9.5% and 9.8%, respectively. Because the Company's gross profit margins are relatively small, small increases in expenses or other charges to income could have a material adverse effect on the Company's results of operations. In addition, increased price competition among hardware manufacturers has resulted in a reduction in existing vendor-sponsored market development programs. There can be no assurance that the Company will be able to continue to compete successfully in the microcomputer industry.


         The computer industry is characterized by rapid product improvement and technological change resulting in relatively short product life cycles and rapid product obsolescence. The Company's policy is to minimize levels of inventory and to resell such inventory as quickly as possible to minimize its risk of being adversely affected by obsolescence. All of the Company's major suppliers employ practices intended to reduce the risk of product obsolescence by permitting exchanges of slow-selling or obsolete products for more popular products and providing advance notice to the Company of new product developments. If the Company's suppliers do not continue such policies or a significant amount of the Company's inventory is rendered obsolete as a result of unforeseen new product developments, the Company's business and operating results would be adversely affected. Furthermore, there can be no assurance that the Company's current and future vendors and suppliers will be able to achieve the technological advances necessary to remain competitive or that the Company will be able to obtain authorizations from new vendors to sell new products that gain market acceptance.

COMPETITION

         The Company's product lines of computers, peripherals and related services compete with products and services of a large number of other industry participants on local, regional and national levels. The Company competes with national and regional dealers, integrators, computer superstores, mass merchants, mail-order resellers, manufacturers' direct sales organizations, and other value-added resellers on the basis of price, post-sales technical support and service, speed of delivery and breadth of product lines.

         Direct telemarketing and mail-order organizations have developed as important alternative distribution channels. In addition, computer "superstores" and mail-order distributors offer purchasers a relatively low cost, minimal service alternative to traditional supply sources. These distribution channels benefit from heightened product awareness and price sensitivity on the part of users, the emergence of standardization within the industry, and increased interchangeability of peripherals. As microcomputer users have become more computer literate, their dependence on local dealers for basic information and demonstrations has diminished.

         Many of the Company's competitors have significantly greater financial, technical and marketing resources than the Company and many of such competitors market their products principally on the basis of price rather than valued-added service. There can be no assurance that the Company will be able to continue to compete successfully.

DEPENDENCE ON KEY PERSONNEL

         The Company is dependent upon several key executives and operating personnel, including Samuel C. McElhaney, President and Chief Executive Officer of the Company; Stephen Wright, Chief Operating Officer of the Company's wholly owned subsidiary; and Edward Meltzer, Chief Financial Officer of the Company. The Company has signed an employment agreement with John Paget to become the Company's President and Chief Executive Officer, effective August 16, 1997. Mr. McElhaney will continue to serve on the Company's Board of Directors and has entered into an employment agreement to serve as the Director of Strategic Planning and Development. The loss of any of these individuals could have an adverse effect on the Company. Although the Company has entered into employment agreements with each of these individuals, there is no assurance that the Company will be able to retain their respective services or attract new qualified personnel, if required.

CONTROLLING STOCKHOLDERS

         Three stockholders and one group of stockholders control an aggregate of approximately 74% of the voting stock of the Company. In May 1997, the Company agreed to sell 6,950,000 shares of its Common Stock, and an additional 300,000 shares of Common Stock issuable upon the exercise of the Warrants, to Chartwell Group, Inc. ("Chartwell"). Chartwell assigned its right to purchase 6,950,000 shares to third parties: the right to purchase 4,672,897 shares was assigned to Codinvest Limited ("Codinvest") and the right to purchase 2,277,103 shares was assigned to seven other investors (the "Other Assignees"). As of the date of this Prospectus, Codinvest owns approximately 33%, the Other Assignees, collectively, own approximately 16% and one of the Other Assignees individually owns approximately 7% of the Company's issued and outstanding Common Stock.

         The agreement with Chartwell provides that, until July 24, 1998, the Company will use its best efforts to cause and maintain the election to the Company's Board of Directors of up to four nominees of Chartwell reasonably satisfactory to the Company, and further provides that the Board of Directors will consist of no more than eight members during such one year period. Chartwell assigned its right to nominate up to three directors to Codinvest and the right to nominate one director to the Other Assignees. The Board consisted of three members and, consequently, Codinvest nominated three members of the Board of Directors. Codinvest has agreed that, when the Other Assignees have chosen their director nominee, one of Codinvest's nominees will resign. In addition, in the agreement with Chartwell, the Company granted to Chartwell, and Chartwell thereafter assigned to Codinvest, the right to designate the President and Chief Executive Officer, subject to the approval of the Company's Board of Directors. This designee, John Paget, has signed an employment agreement with the Company. See "--Dependence on Key Personnel."

        Ronald G. Farrell, a former Director, Chief Executive Officer and President of the Company currently owns approximately 8% of the Company's issued and outstanding Common Stock (1,197,085 shares, including currently exercisable options to purchase 118,000 shares).

         Certain other stockholders (some of whom are directors and executive officers of the Company) have entered into a voting agreement which expires on December 31, 1997, (the "Voting Agreement"), pursuant to which they have agreed to vote those shares of Common Stock owned by them during the term of the Voting Agreement (currently 3,593,506 shares) in the manner directed by Samuel C. McElhaney, the Company's Chief Executive Officer. The shares covered by the Voting Agreement represent approximately 26% of the Company's Common Stock, or approximately 31% of the shares of Common Stock that would be outstanding if all securities owned by such persons that are convertible into Common Stock (representing at present 1,167,976 shares of Common Stock) were so converted.

ABSENCE OF ACTIVE PUBLIC MARKET

         Prior to this Offering, there has been no active public market for the Common Stock. Although the Common Stock is listed on the Nasdaq SmallCap Market under the symbol "CICC," trading in the Common Stock has been sporadic and there can be no assurance that the Company will be able to maintain such listing or that an active public trading market will develop for the Common Stock, or if developed, that such market will be sustained.

NASDAQ SMALLCAP MARKET MAINTENANCE STANDARDS; DISCLOSURE RELATING TO LOW-PRICED STOCKS

         The Common Stock is listed on the Nasdaq SmallCap Market. In order to continue to be listed on the Nasdaq SmallCap Market, the Company must maintain $2 million in total assets, a $200,000 market value of the public float and $1 million in total capital and surplus. Continued inclusion also requires 300 shareholders, two authorized Nasdaq market-makers and a minimum bid price of $1.00 per share; provided, however, that if the Company falls below such minimum bid price for a period of ten consecutive business days, it will remain eligible for continued inclusion on the Nasdaq SmallCap Market if the market value of the public float is at least $1 million and the Company has at least $2 million in capital and surplus. On March 3, 1997, the Nasdaq Stock Market filed with the Commission proposed rule changes which would strengthen the quantitative standards for listing on the Nasdaq SmallCap Market. If adopted by the Commission, the alternative test to the $1.00 minimum bid price described above would be eliminated. In addition, the Company would have to maintain either: $2 million in net tangible assets (total assets less total liabilities and goodwill); $500,000 in net income for two of the last three years; or market capitalization of at least $35 million. As of March 31, 1997 the Company does not meet, and as of June 30, 1997 does not anticipate meeting, the net tangible assets requirement. If the Company is not able to obtain an appropriate waiver of the requirement, the failure to maintain the maintenance standards of the Nasdaq SmallCap Market may result in the delisting of the Common Stock on such market. In such event, trading, if any, in the Common Stock may then continue to be conducted on the over-the-counter market in what are commonly referred to as the "pink sheets," or on the OTC Electronic Bulletin Board. As a result of trading in the over-the-counter market, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Common Stock.

         In addition, delisting could result in the Common Stock being subject to additional rules adopted by the Commission governing "penny stock," which is generally defined by such rules as any equity security that has a market price of less than $5.00 per share, subject to certain exceptions, including an exception for securities authorized for quotation on the Nasdaq SmallCap Market. For any transaction involving penny stock, unless exempt, the rules require the delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the Commission relating to the penny stock market. Disclosure also has to be made about commissions payable to broker-dealers and registered representatives, and current quotations for the securities. Monthly account statements must also be sent to purchasers of penny stock disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. In addition, the penny stock rules require broker-dealers who sell penny stock to persons other than established customers or accredited investors to make a special suitability determination of the proposed purchaser and to obtain the written consent of such prospective purchaser to the transactions prior to sale. As a result of the foregoing requirements, the application of the penny stock rules to the Common Stock may have an adverse effect on the ability of broker-dealers to sell the Common Stock.

VOLATILITY OF COMMON STOCK PRICE

         The stock market has experienced significant price and volume fluctuations in recent years and there has been significant volatility in the market prices of securities of computer distributors and manufacturers. The trading price of the Common Stock may also be subject to significant fluctuations in response to variations in operating results. Various factors and events, including announcements by the Company, its suppliers or its competitors, concerning technological innovations or new commercial products, as well as public concern about the stability of the economy in general, may have a significant impact on the trading price of the Common Stock. The sale or attempted sale of a large amount of the Common Stock into the market may also have a significant impact on the trading price of the Common Stock.

ABSENCE OF DIVIDENDS

         The Company has never paid any dividends on its Common Stock and does not contemplate or anticipate distributing any cash dividends with respect to the Common Stock in the foreseeable future. Pursuant to the Credit Facility with its principal lender, the Company is prohibited from paying any dividends on its Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE

         Assuming conversion of the Series D and Series E Preferred Stock, defined below, the Company will have 15,296,054 shares of Common Stock outstanding. The Company has reserved 1,800,000 shares for issuance upon the exercise of options granted under the Plan, all of which have been granted and 793,037 of which are immediately exercisable or exercisable within 60 days of the date hereof. In addition, the Company has granted an additional 1,000,000 options, subject to the approval by the stockholders of the Company at the 1997 annual stockholders' meeting of an amendment to the Plan (the "Plan Amendment") increasing the number of options reserved for issuance to 3,000,000. The Company has also reserved 355,000 shares for issuance upon the exercise of certain warrants. All of shares of Common Stock to be issued and outstanding upon such exercises, assuming adoption of the Plan Amendment, will be freely tradeable, without restriction or further registration under the Securities Act. The owners of the shares of Common Stock covered by the Voting Agreement have agreed not to sell any such shares without the prior written consent of Mr. McElhaney during the term of that agreement.

AUTHORIZATION OF PREFERRED STOCK

         The Company's Certificate of Incorporation authorizes the issuance of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company, making removal of the present management of the Company more difficult or resulting in restrictions upon the payment of dividends or other distributions to the holders of Common Stock. The possible impact on takeover attempts could adversely affect the price of the Common Stock.

         As of the date of this Prospectus, the Company had authorized 40,000 shares of Series A, 9% Cumulative Convertible Redeemable Preferred Stock, none of which is issued and outstanding; 250 shares of Series B, Convertible Preferred Stock, none of which is issued and outstanding (125 shares were converted on July 21, 1994 into 500,000 shares of Common Stock); 250 shares of Series C, 9% Cumulative Convertible Redeemable Preferred Stock, none of which is issued and outstanding; 40,000 shares of Series D, 9% Cumulative Convertible Redeemable Preferred Stock (the "Series D Preferred Stock"), of which 19,035.85 shares (convertible into 761,434 shares of Common Stock) are issued and outstanding; and 250 shares of Series E, 9% Cumulative Convertible Redeemable Preferred Stock (the "Series E Preferred Stock"), of which 125 shares (convertible into 500,000 shares of Common Stock) are issued and outstanding. Although the Company has no present intention to issue any additional shares of its preferred stock, there can be no assurance that the Company will not do so in the future.

                                 USE OF PROCEEDS

         Except for the proceeds from the exercise of the Warrants, the Company will not receive any proceeds from the sale of Common Stock offered hereby by the Selling Stockholders.

         Of the shares included in this Prospectus, 300,000 represent shares underlying the Warrants, which are exercisable at a price of $1.13 per share. No assurance can be given that any of the Warrants will be exercised.
However, in the event that all of the Warrants are exercised, the Company would receive proceeds of $339,000. Any proceeds to the Company resulting from the exercise of any or all of the Warrants may be used for working capital or other corporate purposes.

                              SELLING STOCKHOLDERS

         The following table sets forth the number of shares of outstanding Common Stock beneficially owned by the Selling Stockholders as of July 31, 1997. Other than as described below, none of the Selling Stockholders holds any position or office with, has been employed by, or has had any material relationship with the Company during the previous three years, except as a stockholder of the Company. After completion of the Offering, the Selling Stockholders are expected to own no securities of the Company.


      NAME AND POSITION OF                             SHARES OF COMMON STOCK               PERCENT OF CLASS
      SELLING STOCKHOLDER                              OWNED (ALL OF WHICH ARE               OWNED PRIOR TO
                                                            OFFERED HEREBY)                      OFFERING
Codinvest Limited..................................            4,672,897                           33.3%

Robert W. Johnson IV...............................            1,000,000                            7.1%

Arthur DelVesco....................................              427,103                            3.0%

John Perry, III....................................              300,000                            2.1%

Thomas D. McCloskey, Jr............................              200,000                            1.4%

Donald Russell.....................................              200,000                            1.4%
  Director Designee

David Searles......................................              100,000                            (1)

Michael G. Santry..................................               90,000(2)                         (1)
  Director

Matthew S. Waller..................................               90,000(2)                         (1)
  Director

Darryl D. Pounds...................................               90,000(2)                         (1)

Neil J. Burmeister.................................               50,000                            (1)

Frank Mermoud......................................               30,000(2)                         (1)
                                                               ---------                          -----

Total..............................................            7,250,000                           50.6%
                                                               =========                          =====

---------------
(1) Less than 1%.
(2) Represents shares of Common Stock issuable upon the exercise of the Warrants.

         The Selling Stockholders are assignees of an agreement, dated May 15, 1997 (the "Agreement"), between the Company and Chartwell, pursuant to which Chartwell agreed to purchase 6,950,000 shares of the Company's Common Stock. The Selling Stockholders purchased their shares on July 24, 1997.

         The Agreement provides that, for one year after the Closing Date, the Company will use its best efforts to cause and maintain the election to the Company's Board of Directors of up to four nominees of Chartwell reasonably satisfactory to the Company, and further provides that the Board of Directors will consist of no more than eight members during such one year period. Chartwell assigned its right to nominate up to three directors to Codinvest and the right to nominate one director to the Other Assignees. The Board consisted of three members and, consequently, Codinvest nominated three members of the Board of Directors. Codinvest has agreed that, when the Other Assignees have chosen their director nominee, one of Codinvest's nominees will resign. In addition, in the Agreement, the Company granted to Chartwell, and Chartwell thereafter assigned to Codinvest, the right to designate the President and Chief Executive Officer, subject to the approval of the Company's Board of Directors.

                              PLAN OF DISTRIBUTION

         The Shares may be sold, from time to time, to purchasers directly by any of the Selling Stockholders. The Selling Stockholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. Such sales may be made in the Nasdaq SmallCap Market, in negotiated transactions, through the writing of options on the Shares, or through a combination of such methods of sale, at market prices prevailing at the time of sale, prices related to the then-current market price or at negotiated prices, including pursuant to an underwritten offering or one or more of the following methods: (a) purchases by a broker-dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (b) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (c) block trades in which the broker-dealer so engaged will attempt to sell the shares as an agent, but may position and resell a portion of the block as a principal to facilitate the transaction. The Selling Stockholders may also pledge the Shares as collateral for margin accounts and such Shares could be resold pursuant to the terms of such accounts. The Company has been advised by the Selling Stockholders that they have not made any arrangement relating to the distribution of the Shares covered by this Prospectus. In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for which such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation shall be negotiated immediately prior to sale and which, as to a particular broker-dealer, may be in excess of customary compensation). Any broker-dealer may act as broker-dealer on behalf of one or more of the Selling Stockholders in connection with the offering of certain of the shares by Selling Stockholders.

         The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Additionally, the Company will pay the expenses, estimated to be approximately $7,500 in connection with this Offering, other than transfer taxes, discounts, commissions, fees or expenses of underwriters, selling brokers, dealer managers or similar securities industry professionals relating to the distribution of the Shares, or legal expenses of any person other than the Company.

         There is no underwriter or coordinating broker acting in connection with this Offering. In offering the Shares covered hereby, the Selling Stockholders and any broker-dealers and any other participating broker-dealers who execute sales for the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profits realized by the Selling Stockholders and the compensation of such broker-dealer may be deemed to be underwriting discounts and commissions. In addition, any Shares covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act ("Rule 144") may be sold under Rule 144 rather than pursuant to this Prospectus. All of the Shares covered by this Prospectus presently qualify for sale pursuant to Rule 144.

                                  LEGAL MATTERS

         The validity of the issuance of the Common Stock offered hereby has been passed upon for the Company by Holland & Knight LLP, Fort Lauderdale, Florida.


                                     EXPERTS

         The consolidated financial statements and the related financial statement schedules of Computer Integration Corp. appearing in Computer Integration Corp.'s Annual Report (Form 10-K) for the year ended June 30, 1996, have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their reports thereon included therein and incorporated herein by reference. The financial statements and schedules referred to above are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The financial statements of Cedar Computer Center, Inc. incorporated in this Prospectus by reference from the Company's Form 8-K/A-1 filed with the Commission on September 11, 1995 have been audited by McGladrey & Pullen, LLP, independent certified public accountants as stated in their report which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing.



================================================================      ==============================================================

NO DEALER, SALESMAN, OR ANY OTHER PERSON HAS BEEN AUTHORIZED                                    7,250,000 SHARES
TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS
OR PROJECTIONS OF FUTURE PERFORMANCE OTHER THAN THOSE
CONTAINED IN THIS PROSPECTUS, AND ANY SUCH OTHER
INFORMATION, PROJECTIONS OR REPRESENTATIONS IF GIVEN
OR MADE MUST NOT BE RELIED UPON AS HAVING BEEN SO                                         COMPUTER INTEGRATION CORP.
AUTHORIZED.  THE DELIVERY OF THIS PROSPECTUS OF ANY SALE
HEREUNDER AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION
HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS
DATE.  THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL                                      COMMON STOCK
OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES
OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM
IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.






                     ------------------------





                                                                                               --------------

                                                                                                 PROSPECTUS
                        TABLE OF CONTENTS
                                                                                               --------------

                                                          PAGE
                                                          ----
Available Information....................................   2
Incorporation of Certain Information by Reference........   2
Prospectus Summary.......................................   3
Risk Factors.............................................   4
Use of Proceeds..........................................  10
Selling Stockholders.....................................  10
Plan of Distribution.....................................  11
Legal Matters............................................  12
Experts Matters..........................................  12


                                                                                             _____________ 1997
                     ------------------------





================================================================      =============================================================

                                     PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following sets forth expenses and costs expected to be incurred in connection with the issuance and distribution of the common stock being registered and payable by the Company. All amounts are estimated except for the SEC registration fee and the Nasdaq fees.

SEC Registration Fee ....................................          $3,295.45
Nasdaq fees..............................................               *
Legal fees and expenses..................................               *
Accounting fees and expenses.............................               *
Blue Sky fees and expenses...............................               *
Printing expenses........................................               *
Miscellaneous............................................               *
     Total...............................................               *


------------------

  *      To be supplied by amendment.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Law") grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 102(b)(7) of the Delaware Law enables a corporation in its certificate of incorporation, or an amendment thereto validly approved by its stockholders, to limit or eliminate the personal liability of the members of its board of directors for violation of the director's fiduciary duty or care.

         Article Tenth of the Company's Certificate of Incorporation contains the following provision with respect to the liability of the Company's directors to the Company:

         A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived any improper personal benefit.

         Section 6 of the Company's Bylaws provides that the corporation shall indemnify its directors, officers, employees and agents to the extent permitted by the General Corporation Law of Delaware.

ITEM 16. EXHIBITS

         The following documents are filed as exhibits to this registration statement:

EXHIBIT
NUMBER                     EXHIBIT DESCRIPTION
-------                    -------------------

4.01 Stock Purchase Agreement dated as of May 15, 1997 between the Registrant and Chartwell Group, Inc., a Texas corporation ("Buyer")*

4.02     Computer Integration Corp. Common Stock Purchase Warrant*

5.01     Opinion of Holland & Knight (to be filed by amendment)

23.01    Consent of Ernst & Young LLP

23.02    Consent of McGladrey & Pullen, LLP

23.03    Consent of Holland & Knight (included in Exhibit 5)

24.01 Power of Attorney (included on signature page of this Registration Statement)

------------------------

        * Incorporated by reference to the Company's Current Report on Form 8-K dated July 24, 1997.

ITEM 17.  UNDERTAKINGS

          The undersigned Registrant hereby undertakes:

          (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (2) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

           (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

           (ii) Reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and

         Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this registration statement.

           (iii) Include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

         PROVIDED, HOWEVER, that paragraphs (2)(i) and 2(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference to the registration statement.

         (3) That, for purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time to be the initial BONA FIDE offering.

         (4) To file a post-effective amendment to remove from registration any of the securities being registered which remain unsold at the termination of the offering.

         (5) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (6) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (7) For purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, North Carolina on August 11, 1997.


                         COMPUTER INTEGRATION CORP


                                  By: /s/ SAMUEL C. MCELHANEY
                                      -------------------------------------
                                      Samuel C. McElhaney
                                      President and Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John Paget and Edward A. Meltzer, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any Registration Statement (and any and all amendments thereto) related to this Registration Statement and filed pursuant to Rule 462(b) promulgated by the Securities and Exchange Commission, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.


SIGNATURE                                                          TITLE                                 DATE
---------                                                          -----                                 ----
                                                President and Chief Executive Officer
/s/ SAMUEL C. MCELHANEY                         and Director (Principal Executive
----------------------------------              Officer)                                            August 11, 1997
Samuel C. McElhaney

                                                Chief Financial Officer (Principal
/s/ EDWARD A. MELTZER                           Financial and Principal Accounting
----------------------------------              Officer)                                            August 11, 1997
Edward A. Meltzer


/s/ FRANK J. ZAPPALA
----------------------------------              Director                                            August 11, 1997
Frank J. Zappala


/s/ ARALDO COSSUTTA
----------------------------------              Director
Araldo Cossutta                                                                                     August 11, 1997


/s/ JOHN PAGET
----------------------------------              Director                                            August 11, 1997
John Paget








----------------------------------              Director                                            August   , 1997
Michael Santry


/s/ MATTHEW WALLER
----------------------------------              Director                                            August 11, 1997
Matthew Waller




                                                   EXHIBIT INDEX


EXHIBIT
NUMBER                     EXHIBIT DESCRIPTION
------                     -------------------

4.01              Stock Purchase Agreement dated as of May 15, 1997 between the Registrant and Chartwell
                  Group, Inc., a Texas corporation ("Buyer")*

4.02              Computer Integration Corp. Common Stock Purchase Warrant*

5.01              Opinion of Holland & Knight (to be filed by amendment)

23.01             Consent of Ernst & Young LLP

23.02             Consent of McGladrey & Pullen, LLP

23.03             Consent of Holland & Knight (included in Exhibit 5)

24.01             Power of Attorney (included on signature page of this Registration Statement)

------------------------

        * Incorporated by reference to the Company's Current Report on Form 8-K dated July 24, 1997.